LIMITED TERM & TERRITORY LICENSE AGREEMENT

THIS AGREEMENT (hereinafter “License Agreement”) is entered into on the date indicated herein below, by and among Alkemi International Pty Ltd (“Licensee”), with its place of business at CAN 091 104 997 of Level 1, 1 Queens Road, Melbourne Victoria 3004 Australia and Future Now, Inc.(“FNI”), a Delaware corporation with its principal place of business at 2401 East 23rd Street, Brooklyn, NY. 11235, and Persuasion Architecture, Inc. (“PAI”), Delaware corporation with its principal place of business at 2401 East 23rd Street, Brooklyn, NY, 11235 a wholly-owned subsidiary of FNI (both “FNI” and “PAI” together, referred to as the “Licensor”). This Agreement hereby supersedes any and all prior written or verbal agreements between the Licensor and Licensee.

WHEREAS, the Licensee is in the business of, among other things, Internet marketing consultation; and

WHEREAS, the Licensor owns and continues to developed a proprietary methodology and business process which it calls Minerva Architectural Process (“MAP”) and previously entered into an Agreement dated July 28, 2004, with the Licensee relating to the license or sale to Licensee of the MAP Technology (the “Prior Agreement”); and

WHEREAS, the Licensee and Licensor (the “Parties” or, individually, a “Party”) wish to enter into this License Agreement pursuant to which the Licensor grants to the Licensee the limited term exclusive right and license to MAP during the term of this License Agreement under the terms and conditions contained herein; and

NOW THEREFORE, agreeing and acknowledging that this License Agreement is supported by good and valuable consideration, the sufficiency and adequacy of which are hereby expressly acknowledged, the Parties hereby agree as follows:

1. Definitions: As used herein the following terms have the following meanings:

1.1 The Parties: The term “Party” or “Parties” shall mean Alkemi on the one hand and PAI and FNI - collectively - on the other hand. Wherever a Party has an obligation under this License Agreement, or a right as described herein, PAI and FNI shall be considered one Party.

1.2 MAP Technology. The term “MAP Technology” shall mean all of the following owned or used by FNI and/or PAI, now or at any time in the future that relate to the creation of persuasive websites, including without limitation, any patent rights that may develop, the Minerva Architecture Process, and all copyrights, trade secrets, know-how and proprietary and confidential information related thereto; inventions; processes; systems; designs and specifications; and books, records, writings, computer storage media, and other physical manifestations, embodiments or incorporations of any of the foregoing.

1.3 Improvements. The term “Improvement” means any and all improvements to or derivatives of the patent rights or MAP Technology, including without limitation, enhancements, modifications, updates, new versions, features or functionality.

1.4 Territory. The term “Territory” shall mean Australia and New Zealand.

1.5  Licensed Products. The term “Licensed Products” shall mean all products that are made or used by the Licensee with the scope of the MAP Technology.

1.5 Term. The term “Term” shall mean the time period identified in Section 6.1.

2. Grant of Rights and License. Subject to the terms of this License Agreement, and in consideration of the payment of the amounts set forth herein and, if applicable, payments previously made by the Licensee, the Licensor hereby grants to the Licensee the exclusive right as further described in this License Agreement, and as only limited in terms of Territory and Term, to practice under the MAP Technology and the Improvements, and to make, have made, practice, have practiced, use, sell, copy, distribute, modify, create, copy and distribute derivative works, market, promote, license and otherwise commercially exploit the MAP Technology, all related intellectual property rights and all products or services (including training or support) which embody the foregoing.

3. Improvements. If the Licensor has previously developed or hereafter develops any Improvement to the MAP Technology, Licensor shall promptly disclose such Improvements to Licensee and such Improvements shall become a part of this Agreement and licensed to the Licensee hereunder. If any such Improvement may be patentable, the Licensor shall have the first option to file a patent application in it’s name. The expense (including all attorney’s fees) of filing, securing, prosecuting and maintaining patent or other intellectual protection on such Improvement shall be borne by the Licensor.

4.  Notice of Infringements; Protection of Intellectual Property Rights. The Licensee shall immediately notify and inform the Licensor of any actual or potential infringement of the MAP Technology, which may come to the Licensee’s attention. Subject to the additional provisions of this section, the Licensor may, in its sole discretion, take whatever steps it deems necessary or advisable to terminate or resolve any such actual or potential infringement. If the Licensor shall elect not to pursue or defend any action, the Licensee, at its sole cost and expense and with the Licensor’s approval, may undertake such action to resolve or terminate such infringement, and the Licensor shall cooperate with the Licensor to resolve or terminate such infringement.

(a) The Licensor shall maintain any patent rights it so obtains in good standing and shall pay all maintenance fees due thereon during the term. The Licensor, having the right of ownership of any Improvement hereunder, shall be responsible for all costs and expenses of applying for any U.S. or foreign patent protection.

(b) In the case of any infringement of any patent rights or any violation of any other intellectual property right in the MAP Technology by any third party during the term of this Licensee Agreement, the Licensor shall have the right, at its own expense, to cause such third party to cease such infringement and to otherwise enforce such patent rights or such other intellectual property right. The Licensee shall assist the Licensor as reasonably requested, at the Licensor’s expense, in taking any such action against any such infringer. This paragraph shall survive the termination or expiration of this License Agreement.

5.  Obligations of the Parties. The Parties agree that each will perform the following services or provide the following products, or otherwise have the following obligations during the term of this License Agreement:

5.1 By Licensor: The Licensor shall provide to Licensee, and Licensee shall purchase, license and/or pay the Licensor the amounts set forth on Exhibit “A” to this License Agreement for the products, services, or training/support (the “Licensor Offerings”) also set forth in Exhibit “A” which Exhibit is hereby made a part of this License Agreement by specific reference. The Licensor shall accept such amounts in full payment and satisfaction for the provision of the Licensor Offerings as described in Exhibit “A.”

5.2 By Licensee: The Licensee shall sell directly or through resellers the delivery of the Licensor Offerings to its current and/or prospective clients, and/or to the current or prospective clients of any reseller. The Licensee shall pay the Licensor the amounts set forth on Exhibit “A,” and Licensor shall accept such amounts in full payment and satisfaction of the payment obligation(s) of the Licensee.

5.3 Exclusivity Clause: The Parties agree that this License Agreement and the rights granted to Licensee in this License Agreement shall be “exclusive” as set forth below:

5.3(a) Exclusivity: The Licensor shall not enter into an agreement with any other search engine optimization, positioning or marketing firm or any agency, advertising agency or organization engaged, whether directly or indirectly, in the performance of search engine optimization, positioning or marketing, to offer, license, distribute, sell or resell, or otherwise commercially exploit Licensor’s products or services during the Term of this Licensing Agreement and any subsequent renewals thereto within the Territory as defined herein. Notwithstanding the foregoing, and on a “case-by-case basis,” where the Licensor encounters a business opportunity which may violate this provision, the Licensor shall not enter any agreement without first obtaining written authorization from the Licensee to be relieved from this exclusivity clause, such relief to be considered on a case-by-case basis.

6.  Additional Terms & Conditions. The Parties agree that the following additional terms and conditions shall apply to this License Agreement and the resulting relationship between the Parties:

6.1 Term and Termination. This License Agreement is for a set term of 18 months from the effective date set forth below. At the end of such term, Licensee shall have the option to renew this License Agreement for successive 18-month periods (“Renewal Period”) by sending notice to the Licensor of such election at least ten (10) days prior to the end of the initial term or any renewal term. For a Renewal Period to be made effective the Licensee must receive written acknowledgement of the Licensor’s acceptance of the renewal option. The amounts due to either Party under any renewal of this License Agreement shall be those amounts reflected in Exhibit “A” under “Renewal Amounts.” Notwithstanding this automatic renewal clause, either Party may terminate this Agreement as follows:

6.1(a) A non-breaching Party, at their sole and exclusive election, may terminate this License Agreement, or suspend performance of its obligations hereunder, upon written notice, if the other Party shall be subject to one or more of the following events; the filing by a Party of an involuntary petition in bankruptcy, the entry of a decree or order by a court or agency or supervisory authority of competent jurisdiction for the appointment of a conservator, receiver, trustee in bankruptcy or liquidator for a Party in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings, or the winding up or liquidation of its affairs, and the continuance of any such petition, decree or order undismissed or unstayed and in effect for a period of sixty (60) consecutive days; or the consent by a Party to the appointment of a conservator, receiver, trustee in bankruptcy or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy or similar proceedings of or relating to a Party, or relating to substantially all of its property, or if a Party shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any application insolvency, reorganization or bankruptcy statute, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations.

6.1(b) A non-breaching Party may also terminate this Licensing Agreement or suspend performance of its obligations hereunder, upon written notice at any time as a result of a material breach of this Licensing Agreement as follow: (i) the non-breaching Party shall provide written notice of its claim of a material breach; (ii) the Party receiving such notice shall be afforded 30 days to cure the breach; and (iii) if, after providing notice of a material breach and where the Party receiving such notice fails to cure the conditions causing such material breach, this Licensing Agreement shall be terminated (or suspended, at the election of the non-breaching Party).

6.1(c) Either Party may terminate this Licensing Agreement with the expressed written consent of the other Party.

6.1(d) All rights and obligations of both Parties as contained in each and every paragraph of this Licensing Agreement shall remain in full force and effect during the notice period. Upon termination of this Licensing Agreement for any reason in accordance with this Licensing Agreement, and at the specific written request of either Party, each Party so requested shall return any products or materials of the other Party which such Party may have in its possession within five (5) business days after the date of termination. Termination by either Party shall relieve both Parties of any remaining obligations under this Licensing Agreement, but shall not affect any existing rights of either Party under this Licensing Agreement that exist at the time of termination. The following paragraphs of this Licensing Agreement shall survive termination: 6.2, 6.3, 6.5 and 6.8.

6.2 Confidentiality & Non-Disclosure Obligation. The Parties understand and acknowledge that in the course of the business relationship contemplated under this Licensing Agreement, information of a confidential, proprietary and/or trade secret nature may be revealed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) and that such information constitutes valuable business assets of the Disclosing Party. “Confidential Information” means any and all proprietary information, trade secrets, know-how and technical data, including but not limited to, products, data, compilations, algorithms, code, software, processes, systems, technology, and databases, whether on computer discs, tapes, CD, DVD or other media for sorting, storing or displaying information and including information that is marked as “confidential” or should be reasonably understood to be confidential or proprietary by either Party. The Receiving Party agrees that for the Term of this Licensing Agreement and for two (2) years after termination of this Licensing Agreement, the Receiving Party will not disclose the Confidential Information to any third party (except as required by law), nor use the Confidential Information for any purpose not permitted under this Licensing Agreement or any purpose not specifically linked to the Services. The nondisclosure obligations set forth in this Section shall not apply to information that the Receiving Party can document is generally available to the public (other than through breach of this Agreement) or was already lawfully in the Receiving Party’s possession at the time of receipt of the information from the Disclosing Party. The Parties further agree that documents created, source code developed and methodologies generated including but without limitation, all copyrights, remain the property of the Party possessing such right(s) and that, except for the licenses and rights to use any confidential information granted under this Licensing Agreement, the other Party shall not disclose, use, employ, task, distribute, transfer or sell any such materials without the prior express written permission and consent of the other. Such intellectual property is specifically not designated as “works made for hire” pursuant to 17 U.S.C. §101.

6.3 Non-Solicitation. The Parties agree that neither Party will hire, recruit, solicit, employ, or make any offer of employment to, or cause or encourage another to hire, recruit, solicit, employ or make any offer of employment to, any employee of the other Party until one (1) year after the termination of such employee’s employment with a Party; and that neither Party will encourage or cause another to encourage any employee of the other Party to terminate his/her employment with that Party. The Parties further agree that they will not encourage any employee to breach any non-compete nor non-disclosure agreement in effect between any employee/former employee of the other and any such Party.

6.4 Warranties and Disclaimers. The Parties agree to the following warranties and/or disclaimers as they pertain to their respective services or obligations under this License Agreement:

6.4(a) The Licensee represents and warrants that that it will use its best efforts and professional abilities in implementing the MAP Technology under this License Agreement.

6.4(b) The Licensor represents that it has used its best efforts and professional abilities to test its’ business processes and that M.A.P. will perform as represented to create persuasive architecture.

6.4(c) The Licensor represents that its deliverable products shall meet the needs of the Licensee or Licensee’s clients for creating persuasive architecture.

6.5 Indemnification. The Parties agree to the following indemnifications with respect to the respective services or obligations under this Agreement:

6.5(a) The Licensee shall indemnify and hold the Licensor and its officers, directors, employees and agents harmless from and against any and all third party claims, actions, losses, damages, liability, costs and expenses (including, without limitation, reasonable attorneys’ fees) arising out of or in connection with the sole gross negligence or willful misconduct of the Licensee, its employees, officers, directors or agents as it pertains to the provision of services to clients, including, if applicable, resellers under this License Agreement. The Licensee shall further indemnify and hold the Licensor, harmless from and against any and all third party claims alleging violations or infringement by the Licensee of patents, trademarks or copyrights of any third party.

6.5(b) The Licensor shall indemnify and hold harmless the Licenser and its officers, directors, managers, members, stockholders, employees, customers, and agents and their successors and assigns (each a “Licensee Indemnitee”), against third party claims, suits, actions, demands or judgments whether arising directly or indirectly (i.e., a cross-claim or third-party claim) against any Licensee Indemnitee that any claim covered by the MAP Technology or Improvements developed by the Licensor infringes a patent, trademark, copyright or other intellectual property of a third party, or misappropriates a trade secret of a third party.

6.6 Interpretation. The subject headings herein are for convenience of reference only and shall in no way affect interpretation of this License Agreement. This License Agreement may be executed in counterparts, all of which together shall be deemed one and the same License Agreement. In the event of a dispute hereunder, this License Agreement shall be interpreted in accordance with its fair meaning and shall not be interpreted for or against a Party hereto on the ground that such Party drafted or caused to be drafted this License Agreement or any part thereof.

6.7 Applicable Law. The validity, interpretation, enforceability, and performance of this Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to any conflicts of laws provisions or any provisions and the Parties to this License Agreement consent to the jurisdiction of the courts, whether state or federal, located in the New York City. If any part, term or provision of the License Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state or local government having jurisdiction over this License Agreement, the validity of the remaining portions of provisions shall not be affected thereby and each and every term shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

6.8 Limitation and Exclusion of Liability. The Parties agree that neither the Licensor nor Licensee shall be liable to each other or any other third party, where applicable, for any loss, cost, damage or expense incurred as a result of, but not limited to any unavailability or inoperability of the either Party’s web site or the Internet, technical malfunction, computer error or loss or corruption of data, or other injury, damage or disruption of any kind. In no event shall either Party be liable for any indirect, incidental, consequential, special or exemplary damages, including, but not limited to, loss of profits, or loss of business opportunity, even if such damages are foreseeable and whether or not either Party has been advised of the possibility thereof. This limitation of liability shall not, however, apply to violations of paragraphs 6.2, 6.3, 6.4, and 6.5.

6.9 Resolution of Disputes. The Parties shall attempt to resolve any controversy or claim arising out of or relating to the creation, performance, termination and/or breach of this License Agreement in the first instance through non-binding good faith negotiation and mediation between the Parties. In the event that such negotiation and mediation fails to resolve such claim or controversy, or if either Party fails to reasonably participate in or respond to negotiation or mediation or attempts by a Party to negotiate or mediate in good faith, the Party seeking redress under this License Agreement may be relieved from any further obligation to proceed with negotiation, and the controversy or claim shall be submitted to the courts of the State of New York.

6.10 Severability. Each provision of this License Agreement is intended to be severable. If any term or provision hereof shall be determined by legal or proper authority to be illegal or invalid for any reason whatsoever, such provision shall be severed from this License Agreement and shall not affect the validity of the remainder of this License Agreement.

6.11 Modifications and Waivers. No failure or delay on the part of either Party in exercising any right, power or remedy under this License Agreement shall operate as a waiver of such right, power or remedy, nor shall any single or partial exercise of any such right, power or remedy preclude any other right, power or remedy. Unless otherwise specified, any amendment, supplement or modification of or to any provision of this License Agreement, any waiver of any provision of this License Agreement and any consent to any departure by the Parties from the terms of this License Agreement, shall be effective only if it is made or given in writing and signed by both Parties.

6.12 Notices. All notices, requests and communications required or permitted hereunder shall be in writing and shall be sufficiently given and deemed to have been received (i) upon delivery, if delivered personally with written receipt, (ii) three (3) days after posting by certified mail, postage prepaid, return receipt requested, (iii) upon confirmed receipt, if delivered by telecopier, or (iv) the next day if delivered by a recognized overnight commercial carrier, such as Federal Express or DHL, addressed in each instance to the Parties at the addresses set forth below at the end of this License Agreement (or at such other addresses as shall be given by either of the Parties to the other in accordance with this Section).

6.13 No Agency. The Parties to this Licensee Agreement are independent contractors. Neither Party is an agent, representative, or partner of the other Party. Neither Party shall have any right, power, or authority to enter into any agreement for or on behalf of, or to incur any obligation or liability of, or to otherwise bind the other Party.

6.14 No Assignment. This License Agreement may not be assigned by either Party without the prior, written consent of the other Party, except for an assignment to an acquiring Party in the event of the acquisition of all, or substantially all, of the capital stock or assets of the assigning Party or the merger of the assigning Party in a business combination. No such assignment shall be effective without the written agreement of the assignor and assignee to fulfill all of the obligations of the assignee under this License Agreement and the assignor shall also be liable to the extent the obligations of the assignee are not fully performed to the satisfaction of the non-assigning Party. This License Agreement shall be binding on, and shall inure to the benefit of, the authorized successors and assigns of the Parties hereto.

6.15 Reseller Arrangements. The Parties agree that during the term of this License Agreement, or any extensions thereto, the Licensee may enter into Reseller Agreements, strictly within the Territory as defined, and as explicitly provided for under an Licensor approved form - Reseller Agreement.. Within thirty (30) days of the execution of a Reseller Agreement, the Licensee must deliver a copy of such to the Licensor. A failure of such delivery will represent a material breach here in under of this Licensing Agreement and be immediate grounds for Termination. It is understood by the Parties that no intellectual property rights will be granted under the Reseller Agreement and that all services provided under such will be performed by either the Licensor or the Licensee, as properly trained and certified under Section 6.18 below.

6.16 Non-Compete Covenant of Licensee. The Parties further agree that Licensee shall treat and otherwise recognize the Licensor as a third party beneficiary to any non-disclose/non-compete agreement executed by any Licensee senior manager in any way involved in selling or performing the Licensor services pursuant to this License Agreement.

6.17 Custom Consulting. The Parties further agree that the Licensor shall, but only as requested, provide any and all reasonable, necessary and proper consulting and support services to assist Licensee in implementing MAP or selling other products to clients (collectively “Custom Consulting”). The specific costs of providing such Custom Consulting shall be agreed to by both parties on a case-by-case basis.

6.18 Certification of Licensee. The Licensor shall, upon provision of reasonable training and support, certify and identify the Licensee, and/or associated employees, resellers, other referred third parties, as “MAP Certified Persuasion Architects.”

6.19 Record-Keeping and Audit Rights. The Licensee will keep accurate books and records showing all financial transactions and contract information, which is or are the subject of this License Agreement or which would otherwise obligate a Party to make payment(s) to the other. The Licensor shall have the right, but not more than twice annually, and at a reasonable time and upon reasonable written notice, to inspect the relevant books and records of the Licensee (wherever located) and create summaries related to any financial transactions that are the subject of this License Agreement. If any inspection reveals an error in the calculation of amounts owing the Licensor, the Licensee will promptly pay the difference. If any error is five percent (5%) or more of the amount owed to the Licensor, then the Licensee will pay the Licensor’s reasonable out-of-pocket costs with respect to that examination and the next subsequent re-examination. This is not limited to, but will include, any third party costs required to accomplish the inspection including reasonable accounting and/or audit services and travel related costs.

6.20 General. Any provision of this License Agreement which is prohibited or unenforceable shall be ineffective only to the minimum extent necessary without invalidating the remaining provisions of this License Agreement or affecting the validity or enforceability of such provisions. Neither Party shall be liable for, nor shall either Party be considered in breach of this License Agreement due to, any failure to perform its obligations under this License Agreement as a result of a cause beyond its reasonable control, including, but not limited to any act of God or a public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the non-performing Party with reasonable care. The drafting and negotiation of this License Agreement has been participated in by each of the Parties and/or their counsel, and for all purposes this License Agreement shall be deemed to have been drafted jointly by both Parties, and shall not be strictly construed against any Party hereto on the basis of any principle or provision of law providing for strict construction against the drafting Party.

6.21 Due Authority. Each of the Parties represent and warrant to the other that the execution and delivery of this License Agreement and the performance of the obligations under this License Agreement have been duly authorized by all requisite action of the governing body of the Party, if any, and that the person executing this Agreement is fully authorized to bind that Party.

6.22 Entire Agreement. This License Agreement constitutes the entire agreement of the Parties and supercedes, amends and restates the Prior Agreement. Any inconsistent prior statements, understandings, agreements, or promises, oral or written, concerning the subject matter of this License Agreement shall have no force or effect. This License Agreement can only be amended by a written instrument signed by both Parties. Each Party acknowledges that in entering into this License Agreement it does not do so on the basis of and does not rely on any representation, warranty, or other provision except as expressly provided in this License Agreement and all conditions, warranties, and other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

6.23 Injunctive Relief. The Parties agree that there is no adequate remedy at law for a breach or threatened breach of this License Agreement by a Party, including the license grant, exclusivity, and confidentiality provisions contained herein, and that such a breach would irreparably harm the non-breaching Party and that the non-breaching Party shall be entitled to equitable relief without the necessity of posting a bond (including injunctive relief) regarding any breach or potential breach, in addition to the other remedies available at law.

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IN WITNESS WHEREOF, the Parties hereto have executed this License Agreement by their duly authorized representatives as of the last date set forth below.

Future Now, Inc. Persuasion Architecture, Inc. 2401 East 23rd Street Brooklyn, NY 11235 Tel: 718-332-1205 Fax:718-332-5580	Alkemi International Pty Ltd. CAN 091-104-997 Of Level 1, 1 Queens Rd, Melbourne Victoria 3004 Australia Tel: (+61 3) 9863-9933 Fax: (+61 3) 8640-0541

Signature:	Signature:

Jeffrey Eisenberg, CEO	Name:
Title:

Dated: ______________________	Dated: ______________________

Exhibit A: Licensing Agreement Fees

Section I - Referral Fees Schedule - For Licensee

Type of Referral	Description	Percentage
Class 1 (*)	Licensee passes a referral (Referred Customer) to Licensor without qualification and Licensor performs the majority of work to complete a Service Agreement.	5%

Class 2 (*)	Licensee qualifies a Referred Customer and assists the Licensor with closing the sale then supports the on-going Service Agreement.	10%

Class 3	Custom Consulting Engagements - As also detailed under Section 6.17	On a Deal-by-Deal Basis

(*) The then current, Licensor standard Services and Statement of Work Agreement (“Services Agreement”) must be in place between the Licensor and end client for any percentages to earned by the Licensee. The Licensee must assist with the execution efforts of the Services Agreement.

All Referral Fees paid by the Licensor are calculated based on the Licensors total revenues received from a Service Agreement, or series of agreement addendums with the Referred Customer for a period of three years following the initial Service Agreement date.

Section II - Referral Fees Schedule - For Licensor

Type of Referral	Description	Percentage
Class 1	Licensor passes a referral (Referred Customer) to Licensee without qualification and Licensee performs the majority of work to complete a Service Engagement.	5%

Class 2	Licensor qualifies a Referred Customer and assists the Licensee with closing the sale then supports the on-going Service Engagement.	10%

Class 3	Custom Consulting Engagements.	On a Deal-by-Deal Basis

All Referral Fees paid by the Licensee are calculated based on the Licensees total revenues (net of any V.A.T) received from a Service Engagement, or series of engagements, with the Referred Customer for a covered period of three years following the initial Service Engagement Agreement Date.

Section III - Schedule of Other Fees

License Fees & Royalties:

•
For any other Licensor product or service offering that do not use the MAP Technology - the licensee will receive a 10% referral fee of the Total Gross Revenues, net of any V.A.T. received by the Licensor.

•	Any Licensor service offering that does utilizes the MAP Technology - a fee of USD $5,000 per twelve month access to plus 10% of Total Gross Revenues, net of any V.A.T, will be due the Licensor.

Section IV - Payment Terms and Methods

Payment Terms:

All amounts are payable on a quarterly basis, within thirty(30) days following the close of any quarterly period.

All payments to Licensor will be made by wire to:

Account of:	Future Now Inc.
Account Number:	103077502865

BANK INFORMATION:

Bank:	JP Morgan Chase Bank
Address:	2623 East 17th Street, Brooklyn, NY 11235
ABA #:	021000021

All payments due the Licensee will be made by check to the name and address first mentioned above and within thirty(30) days following the close of any quarterly period.

Section V - Product Pricing Matrix and Referral Fee Forms:

Product Pricing Matrix:

The chart below is to be used as a benchmark reference for Licensees and as a pricing guideline for direct and reseller sales. As the Licensee completes the required open section, the information should immediately be sent to the Licensor for review and comment.

Licensee Product/Service Pricing Matrix			Updated Licensor Information as of June 1, 2007

Licensor Reference Detail
Product/Service Line	Size	Description	Future Now Benchmark Pricing (USD)	(a) Local Licensee Direct Pricing	(b) Local Reseller Pricing	(c) Est Cost to Deliver (*)	((a) or (b)-(c)/100) Targeted Gross Margin %
Conversion Optimization	Tall	Conversion Coaching	3,500
	Grande	Conversion Consulting	8,000
	Venti	Personality Profiles plus Conversion Consulting	11,000

Persuasion Scenario Analysis	Tall	PSA with 4 profiles / 2 scent trails across stages of buying process (bp)	17,500
	Grande	PSA with 4 profiles / 1or2 scent trails, across multiple driving points, all bp	35,000
	Venti	PSA with 5+ Personas, 2 scent trails, multiple driving points, all bp	75,000

Marketing Planning & Optimization	Tall	Strategic Uncovery	50,000
	Grande	Strategic Uncovery plus Persona Creation	75,000
	Venti	Full website (re)design with Persuasion Architecture	150,000

(*) Must include the commissions earned by a reseller.

Referral Fee Submission Form:

The following form is provided as an example of what needs to be submitted by Licensees on a predetermined basis. Each Licensee will be provide with an excel format of the form and submit such to the Licensor as provided.

Licensee Referral Fee Submission Form	Results for the Period Ending:

Instructions:

On or before the 20th of each month, Licensees must submit an updated form with the results of the previous month to bills@futurenowinc.com. All payments due under the Licensing Agreement must also be submitted according to agreement.

Licensee Service/Product Sale Details			Licensee Referral/Royalty Fee Calculations
Product/Service Name	Client Name	Date Completed	(A) Gross Pricing Licensee	(B) Gross Pricing from Reseller	Local Cost to Deliver	Actual Gross Margin	(A) or (B) Times % Referral Fees Due FNI	Date Fees Paid to FNI
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